                                                                    EXHIBIT 10.7

                                                               EXECUTION VERSION

                          VESSEL CONSTRUCTION AGREEMENT


                                     Between


                            BOLLINGER GRETNA, L.L.C.,
                                   as Builder


                                       and


                          K-SEA TRANSPORTATION L.L.C.,
                                    as Buyer


                                    Hull 416

                                    Hull 417

                                    Hull 421

                                    Hull 422


                                 March 23, 2001

                                TABLE OF CONTENTS

                                                                             PAGE
ARTICLE 1. SCOPE OF WORK .......................................................1
ARTICLE 2. PRICE AND PAYMENT; PERFORMANCE BOND .................................3
ARTICLE 3. DELIVERY AND ACCEPTANCE .............................................9
ARTICLE 4. CHANGES AND EXTRAS ..................................................11
ARTICLE 5. BUYER'S RIGHT OF CANCELLATION .......................................12
ARTICLE 6. RISK OF LOSS AND INSURANCE ..........................................12
ARTICLE 7. INDEMNIFICATION .....................................................17
ARTICLE 8. PATENT, COPYRIGHT AND TRADE SECRET INDEMNITY ........................18
ARTICLE 9. PLAN APPROVAL, INSPECTION, ACCESS AND TEST ..........................21
ARTICLE 10. FORCE MAJEURE ......................................................22
ARTICLE 11. DAMAGES FOR DELAY; EARLY DELIVERY BONUS ............................23
ARTICLE 12. CONSEQUENTIAL DAMAGES ..............................................23
ARTICLE 13. WARRANTY ...........................................................24
ARTICLE 14. LIENS AND ENCUMBRANCES .............................................26
ARTICLE 15. BUYER-FURNISHED EQUIPMENT AND INFORMATION ..........................27
ARTICLE 16. TAXES AND UNEMPLOYMENT CONTRIBUTIONS ...............................29
ARTICLE 17. USE OF PLANS AND SPECIFICATIONS ....................................29
ARTICLE 18. DEFAULT ............................................................30
ARTICLE 19. ASSIGNMENT .........................................................31
ARTICLE 20. SUBCONTRACTORS .....................................................32
ARTICLE 21. NOTICES ............................................................32
ARTICLE 22. GENERAL CONDITIONS .................................................33
ARTICLE 23. REPRESENTATIONS AND WARRANTIES .....................................35
EXHIBIT A   FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE
EXHIBIT 1   SPECIFICATIONS

                                        i
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                          VESSEL CONSTRUCTION AGREEMENT

          THIS AGREEMENT entered into this 23rd day of March, 2001, by and between Bollinger Gretna, L.L.C., a Louisiana Limited Liability Company with the current mailing address of 4640 Peters Road, Harvey, 1A 70058 (hereinafter referred to as "Bollinger"), and K-Sea Transportation L.L.C., a Delaware Limited Liability Company, with the current mailing address of 3245 Richmond Terrace, Staten Island, N.Y. 10303 (hereinafter referred to as "Buyer").

                               W I T N E S S E T H

          That Bollinger and Buyer, for the consideration hereinafter set out, agree as follows:

                            ARTICLE I. SCOPE OF WORK

          A. For and in consideration of the amounts to be paid to Bollinger by Buyer as hereinafter set forth, and subject to the terms and conditions contained herein, Bollinger agrees to design, build, outfit, install Buyer-furnished equipment as stated in the Specifications and deliver to Buyer afloat at Bollinger's yard in Harvey, Louisiana or at any mutually agreeable location (hereinafter referred to as "Shipyard"), one 100,000 barrel tank barge, being Bollinger's Hull No. 416, one 80,000 barrel tank barge, being Bollinger's Hull No. 417, one 80,000 barrel tank barge, being Bollinger's Hull No. 421, and one 100,000 barrel tank barge, being Bollinger's Hull No. 422 (hereinafter referred to collectively as a "Vessel", whether one or more, provided that the term "Vessel" shall mean any and all vessels provided for in this Agreement), and in accordance with the following documents which have been concurrently identified by the parties hereto and attached hereto as Exhibit 1 and made a part hereof as if fully set forth herein:

          1)   Specifications dated March 23, 2001 ("Specifications");

          2)   Drawings as referred to in (1);

          Provided that Bollinger's total undertaking hereunder, being (i) the engineering design of each Vessel, the (ii) construction of each Vessel according to detail design plans and technical documents prepared by Bollinger and approved by Buyer in accordance with Article 9, (iii) the installation of any Buyer-furnished equipment as stated in the Specifications, and including
(iv) any changes in the design or construction of each Vessel, shall be hereinafter referred to and is hereby defined as the "work".

          Bollinger shall prepare soundly conceived and engineered detail design plans and documents, developed under the supervision of experienced naval architects and marine engineers, and incorporating good shipbuilding practice, to develop the design of each Vessel for guidance of Bollinger's material procurement, fabrication and installation, and for prior review by the Buyer. Detail design plan means a drawing showing sufficient detail that: i) parts, except fasteners, gaskets and related hardware ("Parts"), are shown either individually or in typical configuration or referenced to another drawing; ii) Parts are located, oriented and sized by dimensions, shape offsets, intersection into or dimensioned offset from, or alignment with another located Part, as necessary for construction. Double line cargo and vapor piping drawings will be provided. All other piping will be field routed using schematics; iii) details are shown or identified by reference to another submitted document, such as shipyard standard structural or piping details; iv) background arrangement, adjacent structure or equipment are shown to illustrate design rationale, connections, support, clearances as necessary for construction; v) all material is identified, either on the drawing or by a submitted bill of material, and specifies industry specification for common material, or manufacturer and part number for equipment or special material, and critical additional requirements or specifications are given or referenced, as necessary for procurement and construction; vi) all welding, assembly or other joining arrangements for structure, steel outfitting, piping and machinery are indicated or referenced; and vii) special production processes such as coatings, galvanizing or machining are identified. Section (ii) of this paragraph does not apply to Parts inside cabinets or equipment, or to individual cables or piping in a wireway or pipeway, or to field-routed piping or tubing below a specified size. Bollinger shall prepare the technical documents specifying the hydrostatic, capacity and stability characteristics of the Vessel, in accordance with good shipbuilding technical documents practices.

          All equipment, structure, and/or piping of each Vessel is to be fabricated/installed in accordance with the Specifications, Buyer-approved detail design plans and documents and drawings to be supplied by Buyer respecting Buyer-furnished equipment. Buyer-requested changes in dimensions, locations, construction or materials made following the execution of this Agreement and not in accordance with the Specifications, will be for Buyer's account in accordance with Article 4 of this Agreement. Changes agreed upon by Buyer and Bollinger which do not require changes to existing work, will be accepted at no additional charge if the scope of the changes does not result in additional costs to Bollinger.

          The construction by Bollinger shall be in conformity with applicable requirements of United States laws, rules and regulations applicable to coastwise and foreign trade vessels of the United States which pertain to the Vessel, and of the American Bureau of Shipping ("ABS") and the other regulatory bodies as listed in the Specifications; provided, however, that Bollinger makes no representation concerning the suitability of Buyer-furnished equipment for and Buyer's right to engage in coastwise trade. Subject to the provisions of
Article 4 hereof, if any enforced changes in United States laws, rules, and regulations or in the regulatory bodies' rules are published subsequent to the date of this Agreement, and become effective prior to the Delivery Date of each Vessel, whereby the cost of outfitting the Vessel is increased and/or the time required for completion is extended, Buyer shall authorize and pay for, as a change under this Agreement, such alterations, additional work items, outfit and/or equipment or additional time as may be required to meet the enforced changes.

          B. All general language or requirements contained in the Specifications and all other requirements inconsistent or in conflict with the provisions of this Agreement are superseded by this Agreement, it being the intent of the parties that provisions of this Agreement shall prevail. If there is a conflict or inconsistency between the Drawings and Specifications, the Specifications shall control.

          C. In any and all events, Bollinger shall exercise reasonable efforts to cooperate with Buyer, at Buyer's expense, to facilitate the mating of the Vessel and its companion tug by means of the JAK-Coupling System and the testing of such System if and only if, any work which is to be performed on the companion tugs with respect to the JAK-Coupling System is performed by a contractor other than Bollinger.

          D. On or before September 30, 2001, by written notice to Bollinger, Buyer may cancel its obligation to purchase either Bollinger Hull No. 421, or Bollinger Hull No. 422, or both, without penalty of any kind. This right of Buyer to cancel is separate and distinct from Buyer's right to cancel contained in Article 5, INFRA.

                 ARTICLE 2. PRICE AND PAYMENT; PERFORMANCE BOND

          A. In consideration of Bollinger's obligations hereunder, Buyer agrees to pay to Bollinger the sums of (w) Ten Million Three Hundred Seventy-two Thousand Nine Hundred Twelve and no/100 ($10,372,912.00) U.S. Dollars for Hull No. 416, (x) Eight Million Nine Hundred One Thousand Four Hundred Sixty-three and no/100 ($8,901,463.00) U.S. Dollars for Hull No. 417, (y) Eight Million Six Hundred Ninety-six Thousand Seven Hundred Twelve and no/100 ($8,696,712.00) U.S. Dollars for Hull No. 421, and (z) Ten Million One Hundred Sixty-eight Thousand One Hundred Sixty-one and 00/100 ($10,168,161.00) U.S. Dollars for Hull No. 422, at par without discount or exchange (hereinafter each such sum severally referred to as the "Agreement Price" for each Vessel), for full and complete performance of the work covered by this Agreement, subject to the provisions of this Agreement, as follows:

     ------------------------------------------------------------------------------------------
                 PROGRESS PAYMENT SCHEDULE                                  AMOUNT DUE FOR HULL
                                                                                  NO. 416
     ------------------------------------------------------------------------------------------
     5% upon execution of this Agreement                                        $    518,600.00
     ------------------------------------------------------------------------------------------
     13% upon start of fabrication                                              $  1,348,500.00
     ------------------------------------------------------------------------------------------
     13.5% upon keel laying (adjoining of first two bottom modules)             $  1,400,300.00
     ------------------------------------------------------------------------------------------
     12% upon erection of midship bottom & bulkhead modules                     $  1,244,700.00
     ------------------------------------------------------------------------------------------
     10% upon erection of midship side modules                                  $  1,037,300.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship decks                                         $  1,555,900.00
     ------------------------------------------------------------------------------------------
     10% upon erection of forward and aft rake                                  $  1,037,300.00
     ------------------------------------------------------------------------------------------
     10% upon launching of hull                                                 $  1,037,300.00
     ------------------------------------------------------------------------------------------
     10% upon delivery and acceptance                                           $  1,037,300.00
     ------------------------------------------------------------------------------------------
     1.5% on the 60th day after delivery and acceptance(1)                      $    155,712.00
     ------------------------------------------------------------------------------------------
     TOTAL AGREEMENT PRICE                                                      $ 10,372,912.00
     ------------------------------------------------------------------------------------------

----------
(1)  Subject to and in accordance with the terms of this Article 2.

     ------------------------------------------------------------------------------------------
     PROGRESS PAYMENT SCHEDULE                                              AMOUNT DUE FOR HULL
                                                                                  NO. 417
     ------------------------------------------------------------------------------------------
     5% upon start of fabrication                                               $    445,100.00
     ------------------------------------------------------------------------------------------
     13% upon keel laying (adjoining of first two bottom modules)               $  1,157,200.00
     ------------------------------------------------------------------------------------------
     13.5% upon erection of midship bottom and bulkhead modules                 $  1,201,700.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship side modules                                  $  1,335,200.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship decks                                         $  1,335,200.00
     ------------------------------------------------------------------------------------------
     15% upon erection of forward and aft rake                                  $  1,335,200.00
     ------------------------------------------------------------------------------------------
     12% upon launching of hull                                                 $  1,068,200.00
     ------------------------------------------------------------------------------------------
     10% upon delivery and acceptance                                           $    890,100.00
     ------------------------------------------------------------------------------------------
     1.5% on the 60th day after delivery and acceptance(2)                      $    133,563.00
     ------------------------------------------------------------------------------------------
     TOTAL AGREEMENT PRICE                                                      $  8,901,463.00
     ------------------------------------------------------------------------------------------

----------
(2)  Subject to and in accordance with the terms of this Article 2.

     ------------------------------------------------------------------------------------------
     PROGRESS PAYMENT SCHEDULE                                              AMOUNT DUE FOR HULL
                                                                                  NO. 421
     ------------------------------------------------------------------------------------------
     5% upon start of fabrication                                               $    434,800.00
     ------------------------------------------------------------------------------------------
     13% upon keel laying (adjoining of first two bottom modules)               $  1,130,600.00
     ------------------------------------------------------------------------------------------
     13.5% upon erection of midship bottom and bulkhead modules                 $  1,174,100.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship side modules                                  $  1,304,500.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship decks                                         $  1,304,500.00
     ------------------------------------------------------------------------------------------
     15% upon erection of forward and aft rake                                  $  1,304,500.00
     ------------------------------------------------------------------------------------------
     12% upon launching of hull                                                 $  1,043,600.00
     ------------------------------------------------------------------------------------------
     10% upon delivery and acceptance                                           $    869,700.00
     ------------------------------------------------------------------------------------------
     1.5% on the 60th day after delivery and acceptance(3)                      $    130,412.00
     ------------------------------------------------------------------------------------------
     TOTAL AGREEMENT PRICE                                                      $  8,696,712.00
     ------------------------------------------------------------------------------------------

----------
(3)  Subject to and in accordance with the terms of this Article 2.

     ------------------------------------------------------------------------------------------
     PROGRESS PAYMENT SCHEDULE                                              AMOUNT DUE FOR HULL
                                                                                  NO. 422
     ------------------------------------------------------------------------------------------
     5% upon start of fabrication                                               $    508,400.00
     ------------------------------------------------------------------------------------------
     13% upon keel laying (adjoining of first two bottom modules)               $  1,321,900.00
     ------------------------------------------------------------------------------------------
     13.5% upon erection of midship bottom and bulkhead modules                 $  1,372,700.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship side modules                                  $  1,525,200.00
     ------------------------------------------------------------------------------------------
     15% upon erection of midship decks                                         $  1,525,200.00
     ------------------------------------------------------------------------------------------
     15% upon erection of forward and aft rake                                  $  1,525,200.00
     ------------------------------------------------------------------------------------------
     12% upon launching of hull                                                 $  1,220,200.00
     ------------------------------------------------------------------------------------------
     10% upon delivery and acceptance                                           $  1,016,800.00
     ------------------------------------------------------------------------------------------
     1.5% on the 60th day after delivery and acceptance(4)                      $    152,561.00
     ------------------------------------------------------------------------------------------
     TOTAL AGREEMENT PRICE                                                      $ 10,168,161.00
     ------------------------------------------------------------------------------------------

          B. Upon delivery and acceptance of each Vessel, as evidenced by a Protocol of Delivery and Acceptance as described in Article 3B hereof, Buyer shall pay to Bollinger a sum equal to (x) the balance of 98.5% the Agreement Price of the delivered Vessel which remains due after crediting the payments theretofore made on said Vessel, together with (y) any increase or decrease in the Agreement Price for such Vessel that may be due for changes and extras to the appropriate Vessel as defined in Article 4 hereunder. The remainder of the Agreement Price of each Vessel, equal to 1.5% (the "Hold-back") of the Agreement Price for such Vessel, shall be paid by Buyer (without interest) to Bollinger on the 60th day (the "Hold-back Period") after the day on which such Vessel is delivered to and accepted by Buyer.

----------
(4)  Subject to and in accordance with the terms of this Article 2.

Notwithstanding the foregoing, and notwithstanding the terms of Article 13E, in the event during the Hold-back Period the Vessel needs repairs that are covered by Bollinger's Warranties as set forth in Article 13 hereof, or a claim is asserted against the Vessel for which Buyer is not responsible in accordance with Article 14 hereof, all or part of the Hold-back amount may be used by Buyer to pay for such repairs or to pay such claim. Buyer is entitled to cause such repairs to be made in a facility other than that owned by Bollinger.

          C. Except for increases due to changes, extra work, change orders or as otherwise provided hereunder, at no time shall the total billing for each Vessel exceed the Agreement Price stated above.

          D. Bollinger shall deliver statements to Buyer for all payments due Bollinger hereunder. Such statements shall specify the work completed, and shall state that all work for which payment is requested has been completed in accordance with the terms of this Agreement. Any payments which are not paid to Bollinger within thirty (30) days after the same shall become due shall bear interest at the rate of 1 1/2% per month from date of invoice until paid., except those payments for amounts due upon delivery and acceptance and upon expiration of the Hold-back Period shall become due upon such delivery and acceptance or expiration, as the case may be, and interest at the rate of 1 1/2% shall accrue from such dates until paid.

          E. In the event that Buyer disputes the amount of an invoice or statement or any portion thereof, Buyer shall notify Bollinger in writing of the dispute within ten (10) calendar days following receipt of the invoice or statement, such notice to set out the specific reasons why the invoice or any portion thereof is being disputed. Buyer shall pay the disputed invoice or statement or the disputed portion so long as the amount of the Agreement Price for such Vessel, including any adjustments, that would remain unpaid after payment of the disputed amount exceeds the sum of all amounts in dispute. In any event, notwithstanding any such dispute, Buyer shall pay when due the undisputed portion of each and every invoice or statement.

          If any payment of any undisputed amount shall not be made within thirty (30) days after the due date as herein provided, Bollinger may, in its sole discretion, suspend or reschedule progress of the work (such right being in addition to any other right granted hereunder by operation of law). In the event of delay in payment of any undisputed amount when due as herein provided, Bollinger shall not be obligated to reschedule progress of the work, but may pursue any and all other remedies granted hereunder or by operation of law, provided that Buyer be given fifteen (15) days prior written notice by Bollinger before Buyer is considered to be in default.

          F. Bollinger agrees to obtain and deliver to Buyer, in exchange for the first payment made by Buyer hereunder and upon receipt of a construction financing commitment letter, a performance bond (collectively, the "Performance Bond") in favor of Buyer or its assignee or financier, as the case may be, in a form satisfactory to Buyer and its financier. Buyer shall promptly reimburse Bollinger for all costs incurred in obtaining the Performance Bond under this Agreement. The Performance Bond shall at no time be less than an amount to provide for completion of the work in accordance with the terms of this Agreement, as modified by any changes and by delivery. The Performance Bond shall be issued by a first class bank, insurance company, or other financial institution satisfactory to the Buyer. Together with such Performance Bond, Bollinger shall cause to be delivered to Buyer evidence of the due authorization thereof by the issuing entity and the authority of the person executing the same.

                       ARTICLE 3. DELIVERY AND ACCEPTANCE

          A. Upon completion, the Vessel shall be given dock trials as per the Specifications, the said trials to be of sufficient duration to assure Buyer of the satisfactory performance of such Vessel and of all of the various systems and operations installed therein, including satisfactory workmanship, proper working order, alignment of moving parts, suitability for intended purpose and compliance with applicable laws, rules and regulations of the United States respecting the Vessels engaged in the coastwise trade, Specifications and other requirements of this Agreement. Adequate crew, properly qualified and credentialed, and sufficient amounts of fuel, water, and lube oil will be supplied by Bollinger, at its expense, in order to properly complete the testing of the Vessel and all equipment on board during dock trials.

          B. Hull No. 416, after required trials and contemporaneously with payment in full (except for the Hold-back as stated in Article 2 above), shall be delivered to Buyer afloat at Shipyard free and clear of all liens and encumbrances, except those created by Buyer, sixteen (16) months after the execution of this Agreement, or on such later date or dates as may be required by reason of agreed or enforced changes in the Vessel or by reason of specified delays resulting from force majeure, as that term is defined herein.

          Hull No. 417, after required trials and contemporaneously with payment in full (except for the Hold-back as stated in Article 2 above), shall be delivered to Buyer afloat at Shipyard free and clear of all liens and encumbrances, except those created by Buyer, twenty-two (22) months after the execution of this Agreement, or on such later date or dates as may be required by reason of agreed or enforced changes in the Vessel or by reason of specified delays resulting from force majeure, as that term is defined herein.

          Subject to Article 1D hereof, Hull No. 421, after required trials and contemporaneously with payment in full (except for the Hold-back as stated in Article 2 above), shall be delivered to Buyer afloat at Shipyard free and clear of all liens and encumbrances, except those created by Buyer, thirty (30) months after the execution of this Agreement, or on such later date or dates as may be required by reason of agreed or enforced changes in the Vessel or by reason of specified delays resulting from force majeure, as that term is defined herein.

          Subject to Article 1D hereof, Hull No. 422, after required trials and contemporaneously with payment in full (except for the Hold-back as stated in Article 2 above), shall be delivered to Buyer afloat at Shipyard free and clear of an liens and encumbrances, except those created by Buyer, thirty-eight (38) months after the execution of this Agreement, or on such later date or dates as may be required by reason of agreed or enforced changes in the Vessel or by reason of specified delays resulting from force majeure, as that term is defined herein.

          Each date for such delivery of each Hull described in the foregoing four paragraphs is herein called the "Delivery Date" for such Vessel. Delivery shall be evidenced by the execution and delivery by Bollinger and Buyer of a Protocol of Delivery and Acceptance substantially in the form attached hereto as Exhibit A. Upon execution and delivery of such Protocol, subject to the terms of
Article 6A, risk of damage to or loss of the Vessel shall pass to Buyer. Until delivery is effected by the execution and delivery of such Protocol, risk of damage or loss of the Vessel and its equipment are entirely with Bollinger.

          C. Such Vessel shall be presented by Bollinger in a manner consistent with the reputation of Bollinger, with good housekeeping in evidence and ready for Buyer to provision, outfit, crew and depart.

          D. Upon delivery and acceptance, the following documents shall be furnished by Bollinger at the Shipyard or at the National Vessel Documentation Center in Falling Waters, West Virginia, as appropriate:

          (a)  ABS Class Certificate +A1 Oil Tank Barge;

          (b)  Letter of Stability;

          (c) International Loadline Certificate, issued by ABS for Unmanned Ocean Service;

          (d)  ABS or U.S.C.G. Approved Loading Manual;

          (e) U.S.C.G. Certificate of Documentation for such Vessel, evidencing that the Vessel was built in the United States and is eligible for coastwise trade and registry trade under U.S. law;

          (f) Full Warranty Bill of Sale sufficient to transfer title (free and clear of all liens and encumbrances other than those created by Buyer) from Bollinger to Buyer, duly acknowledged;

          (g)  U.S.C.G. Certificate of Inspection for such Vessel;

          (h)  U.S. and International Tonnage Certificate;

          (i) Three (3) copies of as-built detail design plans and technical documents, to be provided within ninety (90) days following final delivery and acceptance of the Vessel;

          (j) Three (3) copies of manufacturer-supplied documentation for all Bollinger-supplied systems, components, and appliances;

          (k)  U.S.C.G. International Oil Pollution Prevention Certificate.

          Bollinger shall pay all costs relating to the completion and recordation of these documents.

                          ARTICLE 4. CHANGES AND EXTRAS

          A. Buyer shall have the privilege during construction of the Vessel to request, in writing, reasonable changes in or addition to the Work hereunder; provided that where such changes or additions involve increases or decreases in the cost to Bollinger, Bollinger and Buyer shall make the necessary price adjustments and/or modifications of Delivery Date as provided below.

          Bollinger shall not depart from the design shown by the Buyer-approved detail design plans and documents or from the Specifications, or make any other changes in the work described in the Specifications, without prior written authorization by Buyer, to be done at a price or credit mutually agreed upon between Buyer and Bollinger, which amount will be in addition to or credited against the Agreement Price, as the case may be. The payment (or credit) for each change will be made by (or credited to) Buyer on the Delivery Date of the relevant Vessel.

          Any proposed changes in the Specifications shall include the cost thereof and shall include an agreement as to the number of days by which the Delivery Date and any milestones would thereby be extended or reduced, as the case may be. Bollinger and Buyer shall then mutually agree as to the cost of the proposed changes and as to the precise computation of the said number of days. Bollinger shall not be obligated to furnish any spare parts or supplies other than those specifically set forth in the specifications, and any additional spare parts requested by Buyer shall be considered extra equipment for which Bollinger shall receive additional compensation as stated herein.

          In the event that the parties cannot agree upon the cost for such changes, then Bollinger will charge for such services at a labor rate of $38.00 per hour, together with a material mark-up of 10%.

          B. If any change is mandated by a regulatory body or required due to a change in law that is published following the effective date of this Agreement, and effective before the Delivery Date of each Vessel, the cost of such change shall be for Buyer's account and Buyer and Bollinger shall agree on the price thereof and any change in Delivery Date. Absent agreement on the cost, scope and time required for the mandated change, (a) Bollinger may proceed with such change and any adjustments will be charged and paid at a labor rate of $38.00 per hour, together with a material mark-up of 10%, or (b) if such change(s) increases the total payments due Bollinger by Buyer for the Vessel in question by more than 25%, Buyer may, at Buyer's option, terminate this Agreement, in which case Buyer's sole liability to Bollinger shall be limited to all costs incurred for labor and materials, including Bollinger's pro rata profit, net of progress payments paid as of the date of notice of cancellation.

                    ARTICLE 5. BUYER'S RIGHT OF CANCELLATION

          In addition to Buyer's right to cancel the Agreement under the specific circumstances in Article 4 (B), supra, it is expressly understood and agreed by and between Bollinger and Buyer that this Agreement shall be subject to cancellation at the option of Buyer and within thirty (30) days of execution of this Agreement if, in Buyer's sole discretion, acceptable financing for all construction contemplated under this Agreement cannot be obtained. In the event Buyer exercises its right of cancellation pursuant to this Article, then this Agreement shall be deemed null and void, except that Buyer and Bollinger further agree that Buyer's sole liability under this Agreement shall be to reimburse Bollinger for all reasonable out of pocket costs and expenses incurred by Bollinger from the date of execution of this Agreement up to and including the date notice of cancellation is received by Bollinger. Payment of such reasonable costs and expenses shall be deducted from the 5% paid to Bollinger by Buyer upon execution of this Agreement, with remainder to be refunded to Buyer within 30 days of receipt of notice of cancellation.

                      ARTICLE 6. RISK OF LOSS AND INSURANCE

          A. Title to the Work, Materials, and Components (as the term "Work", "Materials", and "Components" are defined in Louisiana law per La. R.S. 9:5522) shall, as to Work, vest in Buyer as and when performed, as to Materials (other than those that are furnished by Buyer), vest in Buyer as and when delivered to Bollinger, and as to Components, vest in Buyer as and when fabricated; and in addition to the foregoing, title to each completed Vessel hereunder shall vest in Buyer upon execution and delivery of a Protocol of Delivery and Acceptance. Notwithstanding the foregoing, Bollinger shall have during construction and until execution and delivery of a Protocol of Delivery and Acceptance, risk of loss or damage to the Vessel and the Work, Materials and Components hereunder, including all material, machinery, and equipment, whether or not already attached to or installed in the Vessel. With respect to items (including Buyer-furnished equipment) furnished by parties other than Bollinger, Bollinger shall have risk of loss or damage commencing at the time such items have been received by Bollinger at the Shipyard. Buyer shall report, or cause to be reported as promptly as possible, to Bollinger the dates of arrival at Bollinger's facility, of all materials and equipment being furnished by any party other than Bollinger and the value thereof for insurance purposes. Title to all Buyer-furnished materials, and equipment is at all times recognized by Bollinger to be vested in Buyer free and clear of any interest or claim of Bollinger or of any other person through Bollinger.

          Delivery to and acceptance of the Vessel by execution and delivery of a Protocol of Delivery and Acceptance by Bollinger and Buyer shall transfer, risk of loss or damage of the Vessel, and all work, material, machinery, and equipment respecting such Vessel, to Buyer.

          In the event there is a total loss or constructive total loss of the Vessel prior to delivery and acceptance, REGARDLESS OF FORCE MAJEURE, Buyer will have the option to (i) cancel this Agreement, in which event Bollinger shall not later than five (5) business days after reimbursement by insurers or sixty days after Buyer shall notify Bollinger that Buyer is exercising its option under this Subclause, whichever action comes first, (ii) reimburse Buyer the sum of
(a) the amount, if any, paid to Bollinger toward the Agreement Price of the Vessel, and (b) an amount equivalent to the agreed insured value for Buyer-furnished equipment which are damaged or are a total loss or a constructive total loss, or (ii) request Bollinger to advise a new Delivery Date and Agreement Price for the replacement Vessel and if such date and price are acceptable to Buyer, maintain this Agreement, and Bollinger shall thereafter deliver to Buyer a Vessel in accordance with the terms of this Agreement with the Delivery Date and Agreement Price adjusted as advised by Bollinger and agreed by Buyer. In adjusting the Agreement Price for the replacement Vessel, adjustments either upward or downward will be based only on increases or decreases in the cost of materials and labor and on changes mandated by regulatory agencies of the U.S. Government and ABS.

          B. Bollinger agrees, during the entire time of its performance of work hereunder, to carry at its sole cost and expense, with an insurance company reasonably satisfactory to Buyer, the following insurance with terms and conditions acceptable to Buyer:

     1) Statutory Worker's Compensation insurance covering all of Bollinger's employees engaged in the work to be performed hereunder, in accordance with the laws of the State of Louisiana, the United States Longshoremen's and Harbor Worker's Compensation Act, and any other applicable workers' compensation law. The policy will also include Employer's Liability (other than Maritime) for a limit not less than $1,000,000 each accident (or $1,000,000 each employee for disease), and shall contain the "Alternate Employer Endorsement" stipulating that any claim made against Buyer by any employee of Bollinger or its subcontractors shall be covered under this policy and that Buyer shall have the benefit of this insurance with respect to any such claim.

     2) Maritime Employer's Liability insurance (including transportation, wages, maintenance and cure) for limits not less than $1,000,000 each person and $1,000,000 each occurrence.

     3) Commercial General Liability (CGL) insurance with a combined bodily injury and property damage limit of not less than $1,000,000 each occurrence, including products and completed operations coverage, non-owned watercraft coverage, and contractual coverage for all liability assumed by Bollinger under the terms of this Agreement with limits of liability not less than those set out herein.

     4) Business Auto Liability insurance with a combined bodily injury and property damage limit of not less than $1,000,000 each occurrence.

     5) Excess Liability insurance with a combined bodily injury and property damage limit of not less than $5,000,000 each occurrence.

     6) Builder's Risk insurance (including protection and indemnity clauses and covering all periods up to delivery and acceptance of each Vessel after tests and trials) for loss of or damage to each Vessel and work hereunder, including Buyer-furnished equipment. The amount of Builder's Risk insurance shall not be less than the aggregate from time to time of (x) all payments respecting the Agreement Price for such Vessel made by Buyer, (y) the value of any changes (as agreed between Bollinger and Buyer), and (z) the value (as advised by Buyer to Bollinger) of Buyer-furnished equipment for such Vessel received at the Shipyard.

          With respect to Workers' Compensation, Employer's Liability, and Maritime Employer's Liability insurance, Bollinger agrees that all of the policies shall contain waivers of underwriters' rights of subrogation against Buyer. With respect to CGL, Business Auto Liability, and Excess Liability insurance, Bollinger agrees that all of the policies shall contain waivers of underwriters' rights of subrogation against Buyer, and that Buyer shall be named an additional assured on such policies, without any liability for premium, it being understood and agreed that such naming and waiving shall apply only with respect to the obligations and risks assumed by Bollinger in this Agreement. It is further understood and agreed that any indemnity obligations hereunder of Buyer to Bollinger shall be considered primary to any obligation of Bollinger's CGL insurer, Business Auto Liability insurer, and Excess Liability insurer, to afford coverage to Buyer. With respect to Builder's Risk insurance, Bollinger agrees that such policy shall contain waivers of underwriters' rights of subrogation against Buyer, that Buyer shall be named an additional assured, without any liability for premium, and that Buyer (and Buyer's lender, if any) shall be named as a loss payee as its interests may appear.

          Bollinger agrees to furnish Buyer with certificates of insurance (and copies of policies if requested by Buyer) evidencing the above coverage within thirty (30) days of the effective date of this Agreement. Such certificates (and policies) shall stipulate that thirty (30) days advance written notice of non-renewal, cancellation or material changes shall be given to Buyer (and Buyer's lender, if any). It is understood that should at any time the Buyer require insurance coverage in addition to that mentioned in this Article, such insurance shall be procured by Buyer and be at Buyer's expense.

          The full premium cost of each policy of insurance hereinabove referred to shall be borne by Bollinger. Bollinger agrees to allow Buyer to inspect all such policies or copies thereof at all reasonable times, and Bollinger shall notify Buyer as soon as practicable in the event of any policy non-renewal, cancellation, material alteration, or notice of any of the foregoing that may be received by Bollinger relating to the Vessel.

          Bollinger's compliance, or its failure to comply, with the insurance provisions of this Agreement shall not relieve or limit its obligation to indemnify or hold Buyer harmless where and to the extent so required by the provisions of this Agreement.

          C. Buyer agrees during the entire time of its performance or work hereunder to carry at its sole cost and expense with an insurance company reasonably satisfactory to Bollinger, the following insurance with terms and conditions acceptable to Bollinger:

          1) Statutory Worker's Compensation insurance covering all of Buyer's employees engaged in the work to be performed hereunder, in accordance with the laws of the State of Louisiana, the United States Longshoremen's and Harbor Worker's Compensation Act, and any other applicable workers compensation law. The policy will also include Employer's Liability (other than Maritime) for a limit not less than $1,000,000 each accident, and shall contain the "Alternate Employer Endorsement" stipulating that any claim made against Bollinger by any employee of Buyer or its subcontractors shall be covered under this policy and that Bollinger shall have the benefit of this insurance with respect to any such claim.

          2) Maritime Employer's Liability insurance (including transportation, wages, maintenance and cure) for limits not less than $1,000,000 each person and $1,000,000 each occurrence.

          3) Commercial General Liability (CGL) insurance with a combined bodily injury and property damage limit of not less than $1,000,000 each occurrence, including products and completed operations coverage, watercraft exclusion deleted, and contractual coverage for all liability assumed by Buyer under the terms of this Agreement with limits of liability not less than those set out herein.

          4) Business Auto Liability insurance with a combined bodily injury and property damage limit of not less than $1,000,000) each occurrence.

          5) Excess Liability insurance with a combined bodily injury and property damage limit of not less than $5,000,000 each occurrence.

          With respect to Workers' Compensation, Employer's Liability, and Maritime Employer's Liability insurance, Buyer agrees that all of the policies shall contain waivers of underwriters' rights of subrogation against Bollinger. With respect to CGL, Business Auto Liability, and Excess Liability insurance, Buyer agrees that all of the policies shall contain waivers of underwriters' rights of subrogation against Bollinger, and that Bollinger shall be named an additional assured (without any liability for premium) on such policies, it being understood and agreed that such naming and waiving shall apply only with respect to the obligations and risks assumed by Buyer in this Agreement. It is further understood and agreed that the indemnity obligations of Bollinger to Buyer shall be considered primary to any obligation of Buyer's CGL insurer, Business Auto Liability insurer, and Excess Liability insurer, to afford coverage to Bollinger.

          Buyer agrees to furnish Bollinger with certificates of insurance (and copies of policies if requested by Bollinger,) evidencing the above coverage within thirty (30) days of the effective date of this Agreement. Such certificates (and policies) shall stipulate that thirty (30) days advance written notice of non-renewal, cancellation or material change shall be given to Bollinger. It is understood that should at any time Bollinger require insurance coverage in addition to that mentioned in this Article, such insurance will be procured by Bollinger and be at Bollinger's expense.

          The full premium cost of each policy of insurance hereinabove referred to shall be home by Buyer. Buyer agrees to allow Bollinger to inspect all such policies or copies thereof at all reasonable times, and Buyer shall notify Bollinger immediately in the event of any policy non-renewal, cancellation, material alteration, or notice of any of the foregoing that may be received by Buyer relating to the Vessel.

          Buyer's compliance, or its failure to comply, with the insurance provisions of this Agreement shall not relieve or limit its obligation to indemnify or hold Bollinger harmless where and to the extent so required by the provisions of this Agreement.

          To the extent that Buyer acquires and maintains Hull and Machinery insurance and Protection and Indemnity insurance on the Vessel following delivery and acceptance of the Vessel, Buyer agrees during the Warranty period as defined in Article 13 to cause its insurers to waive subrogation against Bollinger in any Hull and Machinery policy and Protection and Indemnity policy in force after delivery and acceptance of the Vessel. Nothing contained in this agreement requires Buyer to obtain Hull and Machinery or Protection and Indemnity insurance, it being understood that Buyer may elect to be self-insured and this paragraph will only be applicable if Buyer acquires Hull and Machinery or Protection and Indemnity insurance in the commercial insurance market.

                           ARTICLE 7. INDEMNIFICATION

          A. Bollinger expressly agrees to defend, indemnify and hold harmless Buyer (including any assignees of Buyer made in accordance with the terms of this Agreement), its officers, directors, members, representatives, agents, employees, the Vessel itself, and Buyer-furnished equipment, from and against all occurrences, claims, demands, suits, or causes of action arising prior to the delivery to and acceptance of the Vessel by the Buyer, and out of or resulting from the performance of this Agreement, including but not limited to occurrences, claims, demands, suits and causes of action for bodily injury, illness, disease, death, loss of services, maintenance, cure, property damage, and all reasonable attorney's fees in connection therewith, in favor of Bollinger's employees, hired personnel, Bollinger's subcontractors and their employees, invitees of both Bollinger and Bollinger's subcontractors and trespassers, whether or not said occurrence, claim, demand, suit or cause of action is alleged to be caused by the sole or concurrent negligence, act, omission, fault or strict liability of Buyer, (including any assignees of Buyer made in accordance with the terms of this Agreement) its officers, directors, members, representatives, agents, hired personnel, or employees, or Buyer's subcontractors or such subcontractors' employees or as a result of claims of unseaworthiness of any Vessel, defect in premises, or any other act or omission by any employees or agents of Buyer, and regardless of whether such negligence, act, or omission is active or passive, primary or secondary.

          B. Buyer expressly agrees to defend, indemnify and hold harmless Bollinger, its officers, directors, agents and employees from and against all occurrences, claims, demands, suits and causes of action arising prior to the final delivery to and acceptance of the Vessel by the Buyer, and out of or resulting from the performance of this Agreement, including but not limited to occurrences, claims, demands, suits and causes of action for bodily injury, illness, disease, death, loss of services, maintenance, cure, property damage (excluding, however, the Vessel itself and any Buyer-furnished equipment), and all reasonable attorney's fees in connection therewith, in favor of Buyer's employees, Buyer's subcontractors and invitees of both Buyer and Buyer's subcontractors, whether or not said occurrence, claim, demand, suit or cause of action is alleged to be caused by the sole or concurrent negligence, act, omission, fault or strict liability of Bollinger, its officers, directors, agents or employees or Bollinger's subcontractors or such subcontractor's employees or as a result of claims of unseaworthiness of any Vessel, defect in premises or any other act or omission by any employees or agents of Bollinger, and regardless of whether such negligence, act, or omission is active or passive, primary or secondary.

             ARTICLE 8. PATENT, COPYRIGHT AND TRADE SECRET INDEMNITY

          A. Bollinger agrees to protect and hold harmless Buyer against claims of third persons for damage sustained by reason of infringement of patent rights, plans, proprietary information, copyrights, and trade secrets with respect to designs, materials, processes, plans, proprietary information, machinery, and equipment selected and furnished by Bollinger in such works. Except with respect to violations by Bollinger of the provisions contained in
Article 8.B., Buyer agrees to protect and hold harmless Bollinger against claims of third persons for damages sustained by reason of infringement of patent rights, plans, proprietary information, copyrights, and trade secrets with respect to designs, materials, processes, plans, proprietary information, machinery and equipment supplied or specifically acquired by Buyer or by any other party on behalf of Buyer, or required by any plans and specifications furnished by Buyer. The indemnitee shall notify the indemnitor of the filing of any suit so as to permit the timely filing of an answer thereto, and upon such notice the indemnitor shall have the obligation to assume full defense of such suit and the right to control the defense of such suit with attorneys of indemnitor's selection and shall have the right to settle such suit in indemnitee's name, and further provided that the indemnitee shall fully cooperate with the indemnitor, in the defense of such suit. The indemnitee may, at indemnitee's election, participate in the defense of a claim at indemnitee's expense, provided that the indemnitor's decisions as to settlement and defense shall be final.

          In the event any third party obtains injunctive relief prohibiting use or practice of any patent, copyright, trademark, service mark, trade secret, design or other intellectual property incorporated into a Vessel by Bollinger, other than Buyer-furnished designs, plans specifications, or equipment, or in the event that upon assertion of such a claim, the parties consent to refrain from any such infringing use with respect to any Vessel, Bollinger, at its cost and expense, shall procure a license for such intellectual property or a substitute technology reasonably acceptable to Buyer.

          B.1. The push-pin socket assembly portion of the JAK-Coupling
System (hereinafter "Push Pin Sockets") will be installed by Bollinger in accordance with the plans and specifications prepared by the manufacturer of such system (the "JAK Manufacturer") and supplied by the Buyer to Bollinger in a timely manner. Buyer shall also supply to Bollinger evidence that ABS has approved the manufacture of the Push Pin Sockets and its installation design in accordance with plans and specifications supplied by the JAK Manufacturer. The Push Pin Sockets shall constitute part of Buyer-furnished equipment under this Agreement.

          2.   Bollinger recognizes that all information respecting the Push
Pin Sockets and all plans and specifications relating thereto constitutes a trade secret of the JAK Manufacturer and the Buyer and proprietary and confidential information of the JAK Manufacturer and the Buyer. Bollinger agrees that "trade secrets and confidential information" consists of trade secrets and confidential business lists, records, and information, including but not limited to the following: , contacts, addresses, lists, contracts, transactions, plans, designs, specifications, engineering calculations and graphics, policies, reports, histories, information reports, and information; methods of generating customer leads; techniques, policies, methods and procedures for sales, pricing and marketing; prices and price lists; inventory and inventory lists; supplies, suppliers names and addresses, and supplier and supply lists; manufacturer, distributor and supplier company names, contacts, addresses, lists, transactions, contracts, policies, reports, histories, products, rate books, comparisons, and information; advertising, advertising copy and programs; endorser names and addresses; sales reports, business reports, financial statements and reports, and operating statements; employees, agents, subagents, and independent contractor names, addresses, lists, commissions, productivity and information; computer programs, computer software, databases, and data; and know-how, discoveries, inventions, writings, conceptions, knowledge, information, plans, programs, and ideas and tangible expressions of ideas. These lists of trade secrets and confidential information are not exclusive; there may not and in the future be other types of information that constitute trade secrets and confidential information respecting the JAK-Coupling System and which are included within the scope of this paragraph.

          3. Bollinger further agrees that all plans, drawings, specifications, engineering calculations, graphics, drawings, books, papers, records, lists, files, forms, reports, accounts, documents, supplies, equipment, photographs, cassettes, compact disks, video tapes, databases, disks, data, computers, peripherals, hardware, programs, software, floppy disks, hard drives, magnetic media, storage media, cd-roms, accessories, parts, components, manuals, documentation, research papers and information relating in any manner to the JAK Manufacturer or the JAK-Coupling System, and whether or not containing a trade secret or confidential information, are the exclusive property of the JAK Manufacturer and the Buyer. Bollinger shall immediately return the foregoing to Buyer on the date of termination of this Agreement or earlier at the Buyer's request at any time.

          4. Bollinger agrees to keep secret and treat confidentially all of the JAK Manufacturer's or Buyer's trade secrets and confidential information (whether or not copyrightable or patentable). Bollinger agrees not to do any of the following, directly or indirectly: use, publish, disclose or communicate any of the JAK Manufacturer's or Buyer's trade secrets or confidential information to anyone, except as specifically allowed by this Agreement or after the Buyer's prior written approval; print, copy, publish, display, reproduce or allow anyone else to print, copy, publish, or display or reproduce any information in tangible form containing a trade secret or confidential information; aid others in learning of or using or planning the use of any of the JAK Manufacturer's or Buyer's trade secrets or confidential information, except in pursuance of the objects of this Agreement; use the JAK Manufacturer's or Buyer's trade secrets or confidential information for Bollinger's own account or benefit; or aid, assist or plan for other persons or entities to use the JAK Manufacturer's or Buyer's trade secrets or confidential information for their own account or benefit. This obligation of confidentiality shall exist during the term of this Agreement, and it shall continue after the date of termination of this Agreement for the longer of (i) five years, or (ii) the date that all elements of the trade secrets and confidential information described in this paragraph subclause
B. are public knowledge and no longer proprietary to the JAK Manufacturer or the Buyer. Notwithstanding the foregoing, Bollinger shall not be restricted from disclosure or use of confidential information or a trade secret, as contemplated and defined herein, that:

     (1) was in the public domain at the time of disclosure or thereafter enters the public domain through no breach of this Agreement by Bollinger; or

     (2) was, at the time of receipt, otherwise known to Bollinger without restriction as to use or disclosure; or

     (3) becomes known to Bollinger from a source other than Buyer or the JAK Manufacturer without breach of this Agreement by Bollinger; or

     (4) is developed independently by Bollinger and without reliance upon confidential information or trade secrets disclosed hereunder.

          5. Bollinger agrees that each of the above matters is important, material, confidential, and gravely affects the effective and successful conduct of the business of the JAK Manufacturer and Buyer and affects their value, reputation and good will. If Bollinger breaches any provision of this Agreement respecting the JAK-Coupling System as set forth in subclauses B. 1. through B.4. hereof, the JAK Manufacturer and the Buyer, either individually or together, is entitled to obtain temporary and permanent injunctions, specific performance, damages (to the extent, if at all, that they are ascertainable; including but not limited to the compensatory, incidental, consequential, punitive, exemplary, and lost profits damages), costs and reasonable attorney's fees at all levels, including but not limited to appeals. Bollinger agrees that if Bollinger breaches any provision of this Agreement respecting the JAK-Coupling System as set forth in subclauses B. 1. through B.4. hereof, it shall be conclusively presumed that a irreparable injury would result to the JAK Manufacturer and the Buyer and there would be no adequate remedy at law. Bollinger agrees that this covenant is not contrary to public health, safety or welfare. Bollinger also agrees that this covenant is reasonable and protects the legitimate business interests of the JAK Manufacturer and the Buyer. This Agreement respecting the JAK-Coupling System as set forth in subclauses B.1. through B.4. hereof does not limit the rights and remedies that the JAK Manufacturer or the Buyer otherwise has with respect to the JAK-Coupling System by law, equity or statute.

              ARTICLE 9. PLAN APPROVAL, INSPECTION, ACCESS AND TEST

          A. Bollinger shall submit three (3) copies of each detail design plan and technical document to the Buyer for Buyer's review for compliance with the Specifications and this Agreement. The Buyer shall return one copy of each drawing with comments and changes to the drawing required for Bollinger to comply with the Specifications and this Agreement within 7 calendar days of receipt, or Bollinger may consider the drawing approved by Buyer. Revisions made to such drawings by Bollinger shall be resubmitted in the same procedure. Bollinger shall respond to comments, and make required changes in reasonably prompt order to avoid delay in the work. Bollinger may not purchase, fabricate or install items for each Vessel, unless shown on detail design plans approved by the Buyer, however Bollinger may do so at its sole risk of rejection by Buyer. Within 45 days of the date of this Agreement Bollinger shall submit to Buyer a plan schedule identifying each detail design plan and technical document, the scheduled date for submission to Buyer and whether the document is intended to be submitted to any regulatory body.

          B. During construction, outfitting tests and trials, Buyer or its accredited representatives shall have access to inspect the Vessel and the work at all reasonable times. Buyer shall bear the cost for Buyer's representative in such access and inspection but shall not be required to compensate Bollinger for the reasonable use of Bollinger's facilities in connection therewith. Bollinger will perform dock tests and trials of the Vessel and its component systems (including the Push Pin Sockets) of sufficient nature and duration so as to assure that the Vessel is delivered to Buyer in an operating, fit and seaworthy condition and in accordance with the terms of this Agreement; provided however, that Bollinger shall be responsible solely for the installation of the Push Pin Sockets and shall have no responsibility to ensure their functionality and successful operation. Bollinger will give Buyer at least forty-eight (48) hours written or telephoned notice of the date of said tests and trials. All the workmanship and material required under this Agreement, while the same is in fabrication, erection, construction, installation and performance, shall be inspected promptly by the representative and agents of Buyer and shall be accepted promptly in accordance with this Agreement, the Specifications or a Buyer-approved detail design plan and rejected promptly if not in accordance therewith.

                            ARTICLE 10. FORCE MAJEURE

          A. All work performed by Bollinger under this Agreement, with respect to any stipulated completion date of such Work or the stipulated Delivery Date of the Vessel, shall be subject to extension by reason of force majeure. The parties agree that such causes shall include, but not be limited to, the following: all strikes, or any other industrial disturbance, unavailability or inadequacy of fuel supplies or electricity, act of God, war, preparation for war, the intervention of the Military or other agencies of government, blockade, sabotage, vandalism, riots, insurrection, rain, landslides, floods, named tropical storms, tornadoes, earthquakes, collisions, fire, epidemics, lightning, any delay or non-delivery of Buyer-furnished material and/or equipment, delays caused by changes authorized by Buyer, and delays of material which Bollinger cannot avoid with the exercise of due diligence and planning. No such extension, however, shall suspend, alter or affect Bollinger's right to receive compensation for, or Buyer's duty, if any, to compensate for, all work completed through the date of suspension.

          B. Within fifteen (15) days of knowledge that the stipulated Delivery Date will be affected by any force majeure event, Bollinger shall notify Buyer in writing, and shall furnish an estimate, if possible, of the extent of the delay. Upon receipt of any such notice, Buyer shall, within seven
(7) days, acknowledge the same in
writing and indicate agreement if such development is to be treated as a force majeure event or state any objections, and the reasons therefor, to acceptance of this development as a force majeure event. If Buyer shall fail to respond within seven (7) days, the extension of time shall be considered approved. If and when the completion of the Vessel is delayed by force majeure, the stipulated Delivery Date shall be extended by a period equal to the period of the delay. An extension of a Delivery Date shall only be allowed if any of the events above designated adversely affects the normal work of Bollinger and in so doing demonstrably, directly and adversely affects a Delivery Date.

          Except as specifically above provided, acts of commission or omission (irrespective as to negligence and whether voluntary or compulsory) of employees, independent contractors, subcontractors representatives, agents or others engaged by Bollinger, including their officers, employees, crew, and inspectors shall not excuse Bollinger from delay hereunder.

               ARTICLE 11. DAMAGES FOR DELAY; EARLY DELIVERY BONUS

          A. Bollinger and Buyer agree and fully understand that time is of the essence in this Agreement and stipulate that after required trials and completion in accordance with this Agreement and Specifications relating thereto, the Vessel shall be delivered to Buyer in accordance with the date and terms set forth in Article 3 of this Agreement. In the event that Bollinger fails to deliver a Vessel on or before the contractual Delivery Date, as adjusted for changes made hereunder and delays resulting from force majeure as defined herein, Buyer will suffer damages which are difficult to ascertain and therefore Buyer accepts, in lieu of actual damages, damages (and not penalty) in the amount of $2,500.00 per day of delay for such Vessel, with no maximum aggregate sum in the event of delayed delivery of such Vessel.

          B. In the event that a Vessel is delivered before the contractual Delivery Date, as adjusted for any and all changes made hereunder, then Buyer agrees to pay Bollinger an early delivery bonus in the amount of $1,250.00 per day of early delivery of such Vessel, with no maximum aggregate sum in the event of early delivery of a Vessel.

                        ARTICLE 12. CONSEQUENTIAL DAMAGES

          Except as otherwise specifically provided for in this Agreement, this Article applies to and takes precedence over any other Articles, Sections, or provisions of this Agreement. Under no circumstances and under no theory of law, whether contract, quasi-contract, strict liability, warranty, tort (including the sole or concurrent negligence) fault, or any other theory of law or cause of action, shall Bollinger have any liability to Buyer, or Buyer have any liability to Bollinger, for (i) loss of revenue, loss of profit, loss of use of capital or production delays, loss of any portion of or all of a Vessel or any aspect of the work, delays in delivery of the Vessel, losses resulting from failure to meet other contractual commitments or deadlines, downtime of facilities or vessels, in each case, regardless of whether such claim, or the basis thereof, is considered as a consequential damage or not, or (ii) indirect or consequential loss or damage, however and whenever arising under this Agreement or as a result of or in connection with the Vessel, and whether based on negligence, whether sole or concurrent or active or passive, or unseaworthiness, breach of warranty, breach of contract, or otherwise; i) and ii) above are defined as Consequential Damages.

                              ARTICLE 13. WARRANTY

          A. WORKMANSHIP. Bollinger warrants that all work will be done in a good and workmanlike manner and that all labor and installations made shall meet the requirements and standards described in any United States law, rule or regulation or regulation of ABS applicable to a United States vessel to be used in the coastwise trade and in the Specifications which pertain to the Vessel, except in the event that Buyer or the vendor of Buyer-furnished or Buyer-specified material or equipment requires a specific installation that does not meet such requirements and standards described hereinabove. Bollinger further warrants that all materials and equipment used by Bollinger and incorporated into the Vessel, except Buyer-furnished equipment, shall be new and should be as provided for in the Specifications.

          B. MATERIALS AND EQUIPMENT. Bollinger does not warrant that any material or equipment purchased by it for use or installation in the Vessel is free from manufacturer's defects, and specifically disclaims any warranties expressed or implied, with respect to such material or equipment, but does hereby assign each manufacturer's warranty to Buyer, and will use reasonable efforts in order to enforce any claims against manufacturers which may occur; the manufacturer's warranties assigned by Bollinger shall be in effect for a term of not less than 180 days, and begin with the Delivery Date of each Vessel. Bollinger warrants the installation of systems or equipment or engines shall be in accordance with manufacturer's recommendations and requirements, and that in the absence of manufacturer's recommendations and requirements, that material and equipment will be installed in accordance with good shipyard practice. Bollinger shall not be liable for the performance or suitability of any Buyer-furnished equipment nor the impact of said Buyer-furnished equipment upon the performance characteristics of the Vessel.

          C. PAINT. Bollinger warrants only that it will i) purchase paint of good marine quality as designated in the specifications, ii) apply the paint in accordance with the Manufacturer's specifications and recommendations, and iii) hereby assigns to Buyer a manufacturer's warranty which provides for repair and replacement due to defective material for a period of time which is at least as long as Bollinger's warranty provided for herein.

          D. TERM. Bollinger's warranty shall extend only to the original Buyer and its assigns in accordance with the terms of this Agreement and only to such claims related to undertakings, representations, warranties, design, defects, workmanlike performance, installation of material or equipment or unseaworthiness ("Claims") reported in writing to Bollinger within three hundred sixty five (365) days of the delivery and acceptance of each respective Vessel (the "Warranty Term") or, with respect to a repair made by Bollinger during the Warranty Term, within three hundred sixty five (365) days of the completion of such repair made by Bollinger at the Shipyard. Upon receipt of due notice of any defect covered under this warranty, Bollinger will make repairs or replacements, at its option, at its Shipyard without expense to it for transporting the Vessel or any component thereof to or from its Shipyard. Subject to the terms of
Article 2 respecting the Hold-back, in the event repairs must be made other than at the Shipyard because it is impractical to transport the Vessel to a Bollinger facility, and if Buyer has such repairs made under the terms of this warranty, it is expressly understood by Buyer that Bollinger will be responsible only for the retail costs (without overtime) which Bollinger would have charged, had Bollinger done the work. In the event of any Claim the nature or extent of which does not require placement of the Vessel in a shipyard, Bollinger shall, at its sole cost and expense, make repairs or replacements at a mutually agreed upon location which is practical and reasonable under the circumstances.

          E. SOLE REMEDY. Subject to the terms of Article 2 respecting the Hold-back, the sole and exclusive remedy of Buyer for Claims shall be limited to the obligation of Bollinger to repair and/or replace, or cause to be repaired or replaced, at its option, or to pay for or reimburse Buyer for the cost thereof in accordance with the terms of Article 13D hereof, any such defective workmanship or installation of materials or equipment, provided such defects or breakdowns have not been caused by the negligent operations of the Vessel or its equipment, after delivery and acceptance, by those in charge of the Vessel's operation, or other persons not in the employ of Bollinger, or the manufactured supplied items.

          In no event shall Bollinger be responsible for any sum in excess of the cost of the repairs and replacement of materials as specified herein, it being specifically understood that Bollinger shall under no circumstances have any liability for any Consequential Damages.

          F. REPORTING OF CLAIMS. Bollinger shall have no responsibility whatsoever with respect to any Claims not reported in writing within said three hundred sixty five (365) days, regardless of any negligence on the part of Bollinger or its employees or subcontractors or their employees or of any furnisher of materials in connection therewith, and Buyer waives and releases Bollinger, its employees, subcontractors and their employees and all furnishers of materials and supplies from all such liability and all damages resulting therefrom, whether same be based on contract or tort, for any damages or loss to the Vessel resulting from Claims.

          G. DISCLAIMERS. BOLLINGER MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND ANY OTHER WARRANTIES, WHICH MIGHT OTHERWISE BE IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR FREEDOM FROM ANY LATENT VICES OR DEFECTS, ARE EXPRESSLY EXCLUDED AND NEGATED. FURTHER, BOLLINGER DOES NOT WARRANT THAT THE WORK IS FREE FROM REDHIBITORY LATENT DEFECTS OR VICES. BUYER HEREBY (I) EXPRESSLY WAIVES ALL RIGHTS IN REDHIBITION AND REDUCTION OF PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 ET SEQ. AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2476 AND (II) RELEASES SELLERS FROM ANY LIABILITY FOR REDHIBITORY OR LATENT DEFECTS OR VICES UNDER LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE DEEMED TO BE A WAIVER OF ANY CLAIM FOR WILLFUL CONCEALMENT OR FRAUD. ALL CLAIMS REGARDING THE WORK WHETHER OR NOT DUE TO BOLLINGER'S NEGLIGENCE AND ALL CLAIMS RELATING TO THE WORK WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, SHALL BE SUBJECT TO THE AGREEMENTS AND LIMITATIONS OF THIS SECTION. THE ABOVE OBLIGATIONS OF BOLLINGER AND REMEDIES PROVIDED TO BUYER ARE THE SOLE AND EXCLUSIVE OBLIGATIONS OF BOLLINGER AND REMEDIES OF BUYER RESPECTING A CLAIM.

                       ARTICLE 14. LIENS AND ENCUMBRANCES

          A. Following payment of the sums (other than the Hold-back in accordance with Article 2 hereof) due to Bollinger by Buyer hereunder respecting a Vessel, Bollinger agrees to deliver the Vessel to Buyer free and clear of any and all liens, mortgages, claims, encumbrances and rights in rem, excluding only those liens, mortgages, claims, or encumbrances created by Buyer.

          In the event of the filing or attaching of any lien, claim, mortgage, or encumbrance or rights in rem (excluding those created by Buyer) against the Vessel before delivery to and acceptance by Buyer, Buyer may, but shall not be required to, satisfy the same out of any amount (including, but not limited to the Hold-back) remaining to be paid to Bollinger hereunder, or Buyer may, at its option, withhold the amount thereof from any payment to become due hereunder. When final payment is to be made under this Agreement, as condition precedent thereto, Buyer may, in its discretion, require that Bollinger provide to Buyer a statement certifying that there exist no claims, lien, encumbrances or rights in rem of any kind against the Vessel or its respective machinery, fittings, or equipment excluding any liens or encumbrances created by Buyer.

          In addition to and notwithstanding the foregoing, Bollinger agrees to indemnify Buyer and hold it harmless from and against all claims, liens, encumbrances and rights in rem and claims for labor, material, taxes, privileges and licenses arising out of, in connection with, or resulting from the construction of the Vessel, the delivery and acceptance of the Vessel, or the operations or activities of Bollinger, its employees or agents or subcontractors and the employees or agents of their subcontractors, except for liens, mortgages, claims, or encumbrances created by Buyer, and Bollinger agrees to defend any such claim asserted or suit brought against Buyer and to pay any judgment rendered in any such action, provided, however, that Buyer shall have the right, if it so elects, to participate at its own expense in the defense of any such claims or suits, but such participation shall not operate to affect Bollinger's liability and obligation hereunder.

          B. Buyer agrees to indemnify Bollinger and hold it harmless from and against all claims, liens, encumbrances and rights in rem for labor, materials, taxes, privileges and licenses arising out of, in connection with, or resulting from the operations or activities of Buyer, its employees or agents or subcontractors and the employees or agents of their subcontractors, and agrees to defend any such claim asserted or suit brought against Bollinger and to pay any judgment rendered in any such action, provided, however, that Bollinger shall have the rights, if it so elects, to participate at its own expense in the defense of any such claims or suits, but such participation shall not operate to affect Buyer's liability and obligation hereunder.

              ARTICLE 15. BUYER-FURNISHED EQUIPMENT AND INFORMATION

          A. Bollinger shall, at its own expense and risk, receive, inspect, check as to agreement with Bills of Lading, store, protect, insure and install aboard the Vessel all of the Buyer-furnished equipment required by the Specifications to be furnished by Buyer. Bollinger shall not be deemed to have extended any warranty as to materials or equipment furnished by Buyer. Bollinger shall be liable to, and does hereby indemnify, Buyer for any damage to or loss of Buyer-furnished equipment by Buyer occurring during Bollinger's custody thereof which may arise from any event. The cost of technical support required to commission Buyer-furnished equipment after installation by Bollinger shall be the responsibility of Buyer.

          B. Buyer shall cause to be delivered to Bollinger Push Pin Sockets for each Vessel ready for installation. Buyer shall also deliver to Bollinger plans and specification for the installation of the Push Pin Sockets on each Vessel. Buyer shall cause the delivery of such Push Pin Sockets in a timely manner and, in any event, not later than the need date identified therefor with respect to the Vessel by Bollinger in Bollinger's construction schedule as described below.

          For each Vessel hereunder, at least eight weeks prior to the need date identified by Bollinger for the Push Pin Sockets, Bollinger shall provide the JAK Manufacturer such detailed specifications, diagrams or other documents as may be required by the JAK Manufacturer to allow it to manufacture and timely deliver to Bollinger the Push Pin Sockets and any other Components of the JAK Coupling System as may be required.

          Notwithstanding any provision in this Agreement to the contrary, Bollinger shall install the Push Pin Sockets in accordance with Buyer-furnished drawings, and Bollinger shall not provide engineering or design services with respect to the Push Pin Sockets and shall have no liability with regard to the suitability, effectiveness, merchantability, or performance of the Push Pin Sockets.

          C. No later than 14 days after the submission by Bollinger to Buyer of Bollinger's construction schedule for the Vessel, including dates upon which Buyer-furnished equipment and Buyer-furnished information must be received at Bollinger's facility ("need dates"), Buyer shall provide a schedule of Buyer-furnished equipment and Buyer-furnished information detailing the value (which shall be the amount of insurance therefor required to be carried by Bollinger in accordance with Article 6 hereof) of each specific unit, if any, and confirming Buyer's acceptance of Bollinger's need dates, the delivery date of each unit, accessories and information. If Buyer fails to provide the value of any Buyer-furnished equipment to Bollinger, then Bollinger's liability to Buyer for any damage to or loss of such item occurring during Bollinger's custody thereof shall not exceed the sum of $150,000.00 per Vessel.

          Buyer acknowledges that the components and information being supplied have critical importance to the maintenance and achievement of the construction schedule. Buyer also acknowledges that the failure to deliver said components and/or information in accordance with the required dates established in the construction schedule as the need dates, may cause a delay in the completion of the Vessel. In the event that completion of the Vessel is delayed as a result of Buyer's failure to timely provide Buyer-furnished equipment and/or Buyer-furnished information under this Agreement, the stipulated Delivery Date shall be extended by a period equal to the period of the delay.

          D. Any Buyer-furnished equipment relating to a Vessel remaining in or on Bollinger's facilities 90 days following delivery and acceptance of such Vessel shall become the property of Bollinger without further compensation due by Bollinger to Buyer, or Bollinger may, at Bollinger's sole discretion, dispose of such Buyer-furnished equipment at Buyer's sole cost and expense.

                ARTICLE 16. TAXES AND UNEMPLOYMENT CONTRIBUTIONS

          Bollinger does hereby acknowledge and accept full liability for the payment of all work-in-progress property or personal taxes, franchise taxes, payroll taxes and unemployment contributions or other taxes or contributions now or hereafter imposed by any government or taxing authority having jurisdiction in the premises, and which are measured or computed in accordance with salaries or other compensation, and which have become due or payable by virtue of the performance of Bollinger's obligations hereunder, and Bollinger hereby agrees to indemnify Buyer therefor.

          Notwithstanding the foregoing, Buyer does hereby acknowledge and accept exclusive liability for the payment of all sales or use taxes or other taxes (other than franchise taxes or income taxes or payroll taxes), which may become due by virtue of the work performed hereunder, including without limitation, sales taxes arising from the sale of the Vessel or the components of said Vessel to Buyer and Buyer does hereby agree to indemnify therefor. Sales taxes for material, equipment, and services to be provided by Bollinger, as provided in this Agreement and accompanying contract documents, are included in the price of the Vessel provided in Article 2 hereof.

          If sales and use taxes are assessed and found to be due on the transfer of any and all of Buyer's rights under this Agreement or on any transfer of the Vessel that may occur, then those sales or use taxes will be for the account of Buyer.

                   ARTICLE 17. USE OF PLANS AND SPECIFICATIONS

          Except with respect to the Push Pin Sockets and the JAK-Coupling System, the Specifications, Contract Plans, Bollinger's numeric control tapes, design, engineering calculations, modeling studies (if any), and Bollinger's working and as built drawings of the Vessel (hereinafter "Plans and Specifications") are and shall remain the property of Bollinger. Buyer shall have the right to use the "as built" drawings furnished under this Agreement for the purposes of causing the Push Pin Sockets to be constructed for each Vessel and repairing, maintaining, operating and refurbishing each Vessel built under this Agreement. Buyer shall have no right to use any of the Plans and Specifications to construct any additional vessel(s).

                               ARTICLE 18. DEFAULT

          A. Each of the following events described in subclauses (x), (y) and (z) next following shall constitute a default hereunder of the party subject to such event:

          (x) either party hereto shall become adjudicated bankrupt or an order appointing receiver of it or the major part of its property shall be made, an order shall be made approving a petition or answer seeking its reorganization under the Federal Bankruptcy Act, as amended, or either party shall institute proceedings for voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or of its property, shall make an assignment for the benefit of creditors or shall admit in writing, its inability to pay its debts generally as they become due, for the purpose of seeking a reorganization under the Federal Bankruptcy laws; or

          (y) either party otherwise commits a material violation of any material provision of this Agreement and such violation is not cured within thirty (30) days of receipt of notice thereof by the non-defaulting party; or

          (z) Bollinger shall fail to maintain in full force and effect a Performance Bond satisfying the terms of this Agreement respecting a Vessel from and including the dates specified in Article 2(F) hereto to and including the Delivery Date of such Vessel.

          In any one or more of such events the other party shall have the option forthwith to terminate this Agreement (with respect to one Vessel or all Vessels at the option of such other party) to all intents and for all purposes by giving written notice of its intention to do so, provided, no notice of termination shall be required if an event shall have occurred under Subc1ause
(x) hereof. Any termination of this Agreement made pursuant to the provisions of this Article shall not relieve either party from any accrued obligations hereunder due and owing at the date of such termination.

          B. In the event of default by Bollinger, Buyer, without prejudice to any other right or remedy that may exist under this Agreement or under applicable law:

          (i) may terminate the employment of Bollinger and take possession of all materials, equipment, tools, and machinery thereon owned or furnished by Buyer and stored by Bollinger, and may enter the premises of Bollinger and, at Buyer's option, remove one Vessel or all Vessels and all components thereof, Buyer-furnished equipment and material relating thereto, and may finish the work by whatever method Buyer may deem appropriate at the facilities of Bollinger or at another location or facility. If the unpaid balance of the Agreement Price for any Vessel exceeds the costs of finishing the work, including compensation for additional services made necessary thereby, and damages sustained by Buyer, such excess shall be paid to Bollinger. If such costs exceed the unpaid balance, Bollinger shall pay the difference to Buyer; or

          (ii) may recover all amounts paid toward the Agreement Price of, at Buyer's option, any Vessel or all Vessels, and Bollinger hereby agrees to repay all such amounts to Buyer forthwith and Buyer may enter the premises of Bollinger and take possession of any Buyer-furnished equipment and remove the same from the Shipyard.

          C. In the event of default by Buyer, Bollinger may, without prejudice to any right or remedy that may exist under this Agreement or under applicable law, and at its sole option and discretion, suspend all work upon one Vessel or all Vessels at Bollinger's option until the default has been cured, reserving the right to thereafter terminate this Agreement by giving written notice to do so, or may sell one Vessel in its then present condition and location, or all Vessels at Bollinger's option or may complete such Vessel(s) for sale to a third party and apply the proceeds of sale, net of all expenses, to any unpaid balance due and owing to Bollinger and shall pay the remainder to Buyer. Buyer represents and certifies that, in the event Bollinger exercises its option to sell a Vessel as a result of Buyer's uncured default, Bollinger and any party to whom Bollinger sells such Vessel shall have the right to use, own, and convey the Vessel, without the Push Pin Sockets and without any further fees.

                             ARTICLE 19. ASSIGNMENT

          A. This Agreement and the benefit and the payment of any benefits made hereunder may be assigned by Buyer, in one or more assignments, outright or by way of security, to any individual, firm or corporation which it may designate, provided that:

     (a) no such assignment may violate any law of the United States or rule or regulation issued or promulgated by any department or agency or instrumentality of the United States government;

     (b) regardless of such assignment, Buyer shall remain fully liable and responsible to Bollinger for the performance of all obligations of Buyer hereunder, as if said assignment had not been executed;

     (c) regardless of any such assignment, Bollinger shall not be required to perform any of its obligations hereunder if at the time such performance is demanded, Buyer is in default (and such default shall not have been cured) with respect to any of its obligations to Bollinger hereunder, and without limiting the generality of the foregoing, Bollinger shall not be required to deliver the Vessel hereunder until and unless full payment (other than the Hold-back) and conditions for same have been made to Bollinger as provided herein.

          Bollinger agrees to consent to any such assignment by Buyer, but subject to the limitations set forth above.

          B. Buyer agrees that Bollinger may assign Bollinger's rights to receive payment hereunder to any firm, individual, or corporation which it may designate. Bollinger may not make any assignment of its obligations hereunder, without the express written consent of Buyer, which consent shall not be unreasonably withheld.

                           ARTICLE 20. SUBCONTRACTORS

          Bollinger reserves the right to subcontract any part or all the work under this Agreement, and in such event, Bollinger shall remain primarily responsible to Buyer for the performance of any and all work subcontracted by Bollinger as if such subcontract had not been made. Bollinger agrees that it is completely responsible to Buyer to assure that the subcontracted work meets the requirements of this Agreement.

                               ARTICLE 21. NOTICES

          All notices or communications hereunder shall be in writing and shall be either delivered in person or mailed by certified mail, return receipt requested, or can be faxed with confirmation to follow by letter, as follows:

A.        If to Bollinger:

--------------------------------------------------------------------------------
Bollinger Gretna, L.L.C.                Bollinger Shipyards Lockport, L.L.C.
Attention: Kenny Boothe                 Attention: Scott Theriot
4640 Peters Rd.                         P. O. Box 250
Harvey, LA 70058                        Lockport, LA 70374
--------------------------------------------------------------------------------

B.        If to Buyer:

--------------------------------------------------------------------------------
c/o K-Sea Transportation Corp.          Holland & Knight LLP
Attention: Tim Casey                    Attention: Christopher G. Kelly
3245 Richmond Terrace                   195 Broadway
Staten Island, NY 10303                 New York, NY 10007
--------------------------------------------------------------------------------

          If such notice is mailed, then it shall be deemed received either on the date of receipt or on the third business day following the date of mailing, whichever is earlier. Any of the above addresses may be changed upon proper notice of the other party, in which event the new address shall thereafter be used.

                         ARTICLE 22. GENERAL CONDITIONS

          A. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations and agreements. Any amendments hereto shall be in writing and signed by the party against whom it is sought to be enforced; a purported amendment, not in writing and not so signed, shall be void.

          B. This Agreement shall be construed in accordance with the laws of the State of Louisiana.

          C.   DISPUTES

          (i) CLASSIFICATION DISPUTES. In the event that a difference of opinion between the parties arises in respect of the materials or workmanship directly affecting classification of the Vessel, such difference of opinion shall be referred to the classification society for resolution, whose opinion thereon shall be final and binding upon the Buyer and Bollinger. In case the opinion of the classification society is not available to resolve such disputes or in the event that a difference of opinion should arise as to other matters, then such matters shall be resolved in the manner set forth below.

          (ii) NON-CLASSIFICATION DISPUTES. Any and all differences and disputes of whatsoever nature, except for disputes concerning compliance with classification society rules resolved pursuant to paragraph (a) above, shall be resolved promptly and in good faith by negotiations between senior executives of the Buyer and Bollinger who have authority to settle the controversy. The disputing party shall promptly give written notice of a dispute and appoint a senior executive as its representative during the negotiations. The receiving party will respond in writing within five (5) days of such notice by identifying the senior executive who will act as its representative during the negotiations. The executives shall meet at a mutually acceptable time and place within ten
(10) days of the disputing party's notice to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within fifteen (15) days of the disputing party's notice, either party may initiate arbitration pursuant to Article 22D. All deadlines specified in this paragraph may be extended or shortened by mutual agreement of the parties, provided however that in no event shall the failure or alleged failure of a party to comply with the provisions of this Article 22C operate to preclude or delay the commencement of arbitration proceedings pursuant to Article 22D below.

          D.   ARBITRATION.

          Except as provided in Article 22C hereto any and all differences and disputes of whatsoever nature arising out of this Agreement shall be arbitrated in New York, New York, in accordance with the rules of the Society of Maritime Arbitrators, Inc. before three persons, consisting of an arbitrator appointed by each of the parties, and the third arbitrator chosen by the other two. Except as provided in Article 22C, arbitration shall be the exclusive method of resolving differences and disputes between the parties. Any award made by a majority of the three (3) arbitrators shall be final and binding upon the Buyer and Bollinger hereto, and any relief deemed just and equitable may be granted by a majority of the arbitrators including without limitation attorneys' fees, injunctive relief, and specific performance. Judgment may be entered upon an award in any court of competent jurisdiction.

          In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the Vessel, the award may include any postponement of the Delivery Date which the arbitration panel may deem appropriate.

          E. Unless exempt, Bollinger shall comply with Executive Order 11246, effective October 4, 1965, together with all amendments thereto.

          F. The provisions of this Agreement are separate and severable. If any provision, item or application of this Agreement shall be deemed invalid, in whole or in part, such invalidity shall not affect other provisions, items or applications of this Agreement that can be given effect without the invalid provision, item or application; provided, however, that in the event a party would be substantially deprived of its original bargain by enforcement of the remaining provisions of the Agreement, the parties agree to an equitable reformation.

          G. The article headings are for quick reference and convenience only, and do not alter, amend, explain or otherwise affect the terms and conditions of this Agreement.

          H. Forbearance or failure of either party to promptly enforce its rights hereunder, one or more times, shall not operate as a waiver of either party's rights or the right of either party to enforce this Agreement as to any provision that a party has not enforced, one or more times.

          I. Buyer and Bollinger agree to execute such further documentation, consents and/or amendment to this Agreement as may be reasonably required by the Maritime Administration of the United States and/or Buyer's construction financier.

          J. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

                   ARTICLE 23. REPRESENTATIONS AND WARRANTIES

          A. Bollinger hereby represents and warrants to Buyer and its assignees in accordance with the terms of this Agreement as follows:

          1. This Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

          2. Under present applicable law in effect as of the date of execution of this Agreement, no sales, use or other taxes are payable to any governmental entity, whether national, state or local or otherwise in connection with the transfer of title of a Vessel to Buyer or the removal of a Vessel from the Shipyard by the Buyer or, only with respect to the State of Louisiana and any subdivisions thereof, the use of a Vessel by the Buyer, so long as the Buyer removes the Vessel from the State of Louisiana on or immediately after delivery to Buyer;

          3. All permits, consents and approvals in connection with the construction of the Vessel and the work required by any United States or other governmental authority, ABS or any other entity or person in order for the Vessel to be documented in the United States coastwise trade have been or will be timely obtained by Bollinger;

          4. Bollinger will not document any Vessel in its name or in the name of any affiliate with the United States Coast Guard or any Louisiana titling authority;

          5. Bollinger will not grant any security interest, chattel mortgage or similar lien or encumbrance against any Vessel not arising as a matter of law.

          B.   Buyer hereby represents and warrants to Bollinger as follows:

          1. This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

          2. Buyer is qualified under the laws of the United States to engage in coastwise trade with each Vessel.

          IN WITNESS WHEREOF, Bollinger Gretna, L.L.C. has executed this Agreement on this 23rd day of March, 2001 before the undersigned competent witness, but this Agreement shall be effective as of the day, month, and year first above written.

WITNESS:                                     Bollinger Gretna, L.L.C.


     /s/ Anne G. Poir                        By    /s/ Scott Theriot
-----------------------------                   ------------------------------

                                             its   Executive Vice President
                                                ------------------------------


          IN WITNESS WHEREOF, K-Sea Transportation L.L.C. has executed this Agreement on this 23rd day of March, 2001 before the undersigned competent witness, but this Agreement shall be effective as of the day, month and year first above written.

WITNESS:                                     K-Sea Transportation L.L.C.


     /s/ Patricia Hardy                      By    /s/ John J. Nicola
-----------------------------                   ------------------------------

                                             its   Chief Financial Officer
                                                ------------------------------
                                                   March 23, 2001